Exhibit 19

Securities Transactions Policy

Employees and directors of SLB may not trade SLB stock, or stock of another company, if you have material, non-public information (often referred to as insider information) related to SLB or that other company.

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Who must follow this policy: All SLB employees and directors. Also, family members who live at your residence must follow this policy.
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What is a trade:
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Buying SLB shares (including stock, options, puts, calls or similar instruments).
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Selling SLB shares (including stock, options, puts, calls or similar instruments).
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Tipping – passing along insider information to others so that they can trade or take advantage of the insider information.
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Trading shares of another company if you have insider information regarding that company.
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Because of the close relationship between SLB and its customers, it is strongly recommended that you only own shares in our customers via mutual funds or ETFs to eliminate the risk of violating this policy.
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No exceptions – even in the event of a financial necessity or emergency, there is no exception to this policy.
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Additional requirements for the Blackout Group – The legal team will identify officers, directors, and other employees that may have more routine access to SLB insider information (referred to as the Blackout Group). These individuals will receive a “blackout notice“ that will advise periods when the Blackout Group is prohibited from trading SLB shares.
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Pre-clearance for Senior Officers and directors – SLB Senior Officers and directors must obtain pre-clearance before buying or selling SLB shares. Senior Officers and directors may not:
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engage in speculative trading, such as short sales or hedging transactions,
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utilize margin accounts for shares of SLB, or
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pledge SLB securities as collateral for a loan.

SLB Executive and Corporate Officers may enter into a 10b5-1 trading plan in accordance with SLB’s 10b5-1 Trading Plan Standard.

Any violation of this Policy may subject the employee to disciplinary action.

Olivier Le Peuch

Chief Executive Officer, SLB Limited

SLB
Code of Conduct
Together with Integrity | Our Values Drive Our Culture Forward | Your Voice Matters | We Value People | We Value Technology | We Value Performance | Upholding Integrity, Together | Resources | Back/Forward | p25

Protecting Against Insider Trading of SLB or Customer Shares

While working for SLB, you might come across information that has not been disclosed publicly, such as an upcoming sale or purchase of a business or a potential large contract award. You might also see similar confidential customer information that has not been disclosed publicly. It is possible that this non-public information could impact the share price of SLB or its customers.

To ensure a level playing field for all investors and to ensure compliance with applicable laws, never make stock trades based on information that is not publicly available to everyone (this is referred to as insider trading).

Integrity in Action

Remember:
→ Don't share non-public information outside the company – even an accidental disclosure can break the law if someone trades shares on information you provided
→ Don't talk about sensitive or non-public information in public places where someone may overhear your conversation
→ Don't share project or technical data that contains non-public information
→ Don't trade in shares of SLB customers unless through a mutual fund or exchange-traded fund (ETF)

Additional Resources

Securities Transactions Policy

10b5-1 Trading Plans Standard

An SLB Executive or Corporate Officer may enter into a 10b5-1 trading plan with his or her broker with respect to SLB stock, as long as such trading plan meets the following requirements:

a.
The plan must include instructions for the broker to execute multiple trades over a 12-month period. No single-trade plans are permitted.
b.
The first trade under the plan may occur no earlier than 90 days following the date that the officer entered into the plan (which period may be extended up to 120 days if required by SEC rules).
c.
Aggregate sales under the plan may not result in the officer’s selling more than one-half of his or her total holdings of SLB securities over a 12-month period.
d.
Aggregate sales under the plan may not result in the officer’s failure to comply with his or her minimum stock ownership requirement under SLB’s Executive Stock Ownership Guidelines.
e.
Concurrently with entering into the plan, the officer must deliver to the Chief Legal Officer an executed certification confirming that he or she is not in possession or aware of any material nonpublic information with respect to SLB.
f.
The plan must be approved by the Chief Legal Officer or their designee.

Trades pursuant to an approved 10b5-1 Plan will not require pre-clearance and may occur during quarterly and special blackout periods. Please contact the Chief Legal Officer if you have questions regarding 10b5-1 Plans.

An Executive or Corporate Officer who enters into a 10b5-1 Plan is prohibited, for the duration of that Plan, from executing trades outside of that 10b5-1 Plan. No modifications or amendments to approved 10b5-1 plans are permitted, except with the express written authorization of the Chief Legal Officer.